EXHIBIT 11

                 Citizens Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)





Three Months Ended March 31                             2003             2002
--------------------------------------------- ----------------- ----------------

Numerator:
   Net Loss                                      $  (333,318)     $  (396,943)


Denominator:
   Weighted average common shares                  1,685,886        1,716,815


Earnings Per Share:
   Net Loss                                          $ (0.20)         $ (0.23)